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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

REALNETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

RealNetworks, Inc. 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121
May 8, 2006
Dear Shareholder:
      You are cordially invited to attend the 2006 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. on Monday, June 5, 2006 at the Seattle Marriott Waterfront Hotel, 2100 Alaskan Way, Seattle, Washington.
      At the Annual Meeting, the shareholders will be asked (i) to elect two directors to RealNetworks’ Board of Directors, and (ii) to ratify the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2006. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the matters to be presented at the Annual Meeting.
      The Board of Directors unanimously recommends that shareholders vote “For” these two proposals.
      Whether or not you plan to attend the Annual Meeting, we hope that you will have your shares represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your shares will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously submitted your proxy card.
      On behalf of the Board of Directors, I would like to express our appreciation for your support of RealNetworks. We look forward to seeing you at the meeting.

Sincerely,

Robert Glaser
Chief Executive Officer and
Chairman of the Board

RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 5, 2006
To the Shareholders of RealNetworks, Inc.:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of RealNetworks, Inc., a Washington corporation, will be held on Monday, June 5, 2006, at 2:00 p.m., local time, at the Seattle Marriott Waterfront Hotel, 2100 Alaskan Way, Seattle, Washington for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect two Class 3 directors to serve until the 2009 Annual Meeting of Shareholders, or until such directors’ earlier retirement, resignation or removal, or the election of their successors;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
      Only holders of record of RealNetworks’ Common Stock at the close of business on April 10, 2006 are entitled to notice of, and to vote at, this meeting or any adjournment or postponement of the meeting. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at the principal executive offices of RealNetworks, Inc. located at 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121.

BY ORDER OF THE BOARD OF DIRECTORS

Robert Kimball
Senior Vice President, Legal and Business Affairs,
General Counsel and Corporate Secretary
Seattle, Washington
May 8, 2006
YOUR VOTE IS IMPORTANT!
     All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, we urge you to complete, sign, date and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. A postage-prepaid envelope is also enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

RealNetworks, Inc.
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 5, 2006
ANNUAL MEETING AND PROXY SOLICITATION INFORMATION
General
      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of RealNetworks, Inc., a Washington corporation (“RealNetworks” or the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. on Monday, June 5, 2006 at the Seattle Marriott Waterfront Hotel, 2100 Alaskan Way, Seattle, Washington, and at any adjournment or postponement of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, a proxy card and RealNetworks’ Annual Report on Form 10-K (the “Annual Report”), which includes financial statements for its fiscal year ended December 31, 2005, are being sent to all shareholders of record as of the close of business on April 10, 2006, and are being mailed to the shareholders of RealNetworks on or about May 8, 2006. Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report is not part of this Proxy Statement.
Quorum and Voting Rights
      At the close of business on April 10, 2006, there were 158,931,787 shares of RealNetworks’ common stock, par value $0.001 per share (the “Common Stock”), outstanding. Only holders of record of the shares of Common Stock outstanding at such time will be entitled to notice of and to vote at the Annual Meeting. The presence at the Annual Meeting of a majority of such shares, either in person or by proxy, shall constitute a quorum for the transaction of business. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present. Broker non-votes occur when an intermediary, such as a broker or other financial institution, returns a proxy but does not have the authorization from the beneficial owner to vote the beneficial owner’s shares on a particular proposal because the intermediary did not receive voting instructions from the beneficial owner. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so, whether or not they choose to attend the Annual Meeting in person.
      The manner in which your shares may be voted by proxy depends on how your shares are held. If you own shares of record, meaning that your shares of Common Stock are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our stock transfer agent, Mellon Investor Services LLC, a proxy card for voting those shares is included with this proxy statement. You may vote those shares by completing, signing and returning the proxy card in the enclosed envelope. Alternatively, by following the instructions on your proxy card, you may vote those shares either via the Internet at www.proxyvoting.com/rnwk or by telephone by calling 1-866-540-5760. We encourage you to vote your shares in advance of the Annual Meeting date even if you plan on attending the Annual Meeting. You may change or revoke your proxy at the Annual Meeting even if you have already voted.
      If you own shares through a bank or brokerage firm account, you may instead receive a voting instruction form with this proxy statement, which you may use to instruct how your shares should be voted. Just as with a proxy, you may vote those shares by completing, signing and returning the voting instruction form in the enclosed envelope. Many banks and brokerage firms have arranged for Internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If your bank or brokerage firm uses ADP Investor Communication Services, you may vote your shares via the Internet at www.proxyvote.com or by calling the toll-free number on your voting instruction form.

      When your proxy card or voting instruction form is returned properly signed, the shares represented will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card or voting instruction form. The proposals are identified by number and a general description on the proxy card or voting instruction form. Please review the voting instructions on the proxy card and read the text of the proposals and the recommendations of the Board of Directors in this Proxy Statement prior to marking your vote.
      If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendations of the Board of Directors on that proposal. For the reasons stated in more detail later in this Proxy Statement, the Board of Directors recommends a vote FOR the two individuals nominated to serve as directors and FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2006. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. However, if any other matters are properly presented for action, the proxies named on the proxy card will be authorized by your proxy to vote on those other matters in their discretion.
      On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock held. Shareholders do not have the right to cumulate their votes in the election of directors. Under Washington law and RealNetworks’ Articles of Incorporation and Bylaws, if a quorum exists at the meeting: (a) a nominee for election to a position on the Board of Directors will be elected as a director if the votes cast for the nominee exceed the votes cast for any other nominee for that position, and (b) the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal.
      Shareholders may abstain from voting on the nominees for director and the proposal to ratify KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2006. Abstention from voting on either of these matters will have no effect, since approval of each matter is based solely on the number of votes actually cast.
      Brokerage firms and other intermediaries holding shares of Common Stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries will generally have discretion to vote their customers’ shares in the election of directors and the ratification of auditors. The failure of a brokerage firm or other intermediary to vote its customers’ shares on the proposal for the election of directors and the proposal to ratify KPMG LLP as the Company’s independent registered public accounting firm will have no effect since the approval of these proposals is based solely on the number of votes actually cast.
Revocability of Proxies
      If you execute a proxy, you may revoke it by taking one of the following three actions:

•	by giving written notice of the revocation to the Corporate Secretary of RealNetworks at its principal executive offices prior to the commencement of shareholder voting at the Annual Meeting;

•	by executing a proxy with a later date and delivering it to the Corporate Secretary of RealNetworks at its principal executive offices prior to the commencement of shareholder voting at the Annual Meeting; or

•	by personally attending and voting at the Annual Meeting.
Solicitation of Proxies
      RealNetworks will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, a number of employees of RealNetworks may solicit proxies on behalf of the Board of Directors in person or by telephone. RealNetworks will reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Common Stock.
Shareholder Proposals for 2007 Annual Meeting
      An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement and form of proxy prepared in connection with RealNetworks’ 2007 annual meeting of shareholders must deliver a copy of the proposal to the Corporate Secretary of RealNetworks, at the principal executive offices of RealNetworks, no later than January 8, 2007. To be eligible to submit a proposal, a shareholder must have continually been a record or beneficial owner of shares of Common Stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.
      A shareholder of record who intends to submit a proposal at the 2007 annual meeting of shareholders that is not eligible for inclusion in RealNetworks’ Proxy Statement must provide written notice to RealNetworks, addressed to the Corporate Secretary (or to the Nominating and Corporate Governance Committee of the Board of Directors, Attn: Mr. Bleier, Chairman, if the proposal relates to the nomination of one or more directors) at the principal executive offices of RealNetworks, not later than January 8, 2007. The notice must satisfy certain requirements specified in RealNetworks’ Bylaws. A copy of the Bylaws will be sent to any shareholder upon written request to the Corporate Secretary of RealNetworks.
Shareholder Communication with the Board of Directors
      Shareholders who wish to communicate with RealNetworks’ Board of Directors, or with any individual member of the Board, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward the same to the intended recipient. Shareholder communications must include confirmation that the sender is a shareholder of RealNetworks. All such communications will be reviewed by RealNetworks’ General Counsel and Corporate Secretary or Chief Financial Officer in order to create an appropriate record of the communication, to assure director privacy, and to determine whether the communication relates to matters that are appropriate for review by RealNetworks’ Board of Directors or by any individual director. Communications will not be forwarded to Board members that (i) are unrelated to RealNetworks’ business, (ii) contain improper commercial solicitations, (iii) contain material that is not appropriate for review by the Board of Directors based upon RealNetworks’ Bylaws and the established practice and procedure of the Board, or (iv) contain other improper or immaterial information.
PROPOSAL 1 — ELECTION OF DIRECTORS
      At the Annual Meeting, two Class 3 directors are to be elected to serve until the 2009 annual meeting of shareholders or until their earlier retirement, resignation, removal, or the election of their successors. Robert Glaser and Jeremy Jaech are nominees who currently serve as Class 3 directors of RealNetworks and have been nominated by the Nominating and Corporate Governance Committee of the Board of Directors and recommended by the Board of Directors for re-election at the Annual Meeting. The accompanying proxy will be voted FOR the election of Messrs. Glaser and Jaech to the Board of Directors, except where authority to so vote is withheld. The nominees have consented to serve as directors of RealNetworks if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director.
Nominees for Class 3 Directors
      Robert Glaser has served as Chairman of the Board and Chief Executive Officer of RealNetworks since its inception in February 1994. Mr. Glaser’s professional experience also includes ten years of employment with Microsoft Corporation where he focused on the development of new businesses related to the convergence of the computer, consumer electronics and media industries. Mr. Glaser holds a B.A. and an M.A. in Economics and a B.S. in Computer Science from Yale University. Age 44.
      Jeremy Jaech has been a director of RealNetworks since July 2002. Mr. Jaech has served as Chief Executive Officer of Trumba Corporation, a developer of an online calendaring application and service for consumers, since October 2003. Mr. Jaech was a co-founder of Visio Corporation, a developer of business drawing and diagramming software, and served as its President, Chief Executive Officer and Chairman of the Board from 1990 until its acquisition by Microsoft Corporation in 2000. Prior to founding Visio Corporation, Mr. Jaech co-founded Aldus Corporation, a software development company. Mr. Jaech also serves on the Board of Directors of Alibre Incorporated, a private company. Mr. Jaech holds a B.A in Mathematics and an M.S. in Computer Science from the University of Washington. Age 51.
Director Independence
      The Board has determined that (i) Mr. Jaech is independent under the Nasdaq listing standards and (ii) all directors not standing for election at the Annual Meeting are independent under the Nasdaq listing standards.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED IN PROPOSAL 1.
BOARD OF DIRECTORS
      The business of RealNetworks is managed under the direction of a Board of Directors, which is divided into three classes, each class as nearly equal in number of directors as possible. The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of RealNetworks. It is not, however, involved in operating details on a day-to-day basis.
      The Board of Directors has determined that the Board of Directors shall be composed of seven directors. Robert Glaser and Jeremy Jaech are Class 3 directors, whose terms expire at the Annual Meeting. Eric Benhamou, Edward Bleier and Kalpana Raina are Class 1 directors whose terms expire at the annual shareholders meeting in 2007. James Breyer and Jonathan Klein are Class 2 directors whose terms expire at the annual shareholders meeting in 2008. Commencing with the Annual Meeting, each newly elected Class 3 director shall serve for a term ending at the third annual shareholders meeting following the election of such director. Proxies may not be voted for a greater number of persons than the number of nominees named.
Identification, Evaluation and Qualification of Director Nominees
      All Board members are responsible for identifying and submitting candidates for consideration as directors. The name of each candidate must be presented to the Nominating and Corporate Governance Committee with a reasonably detailed statement of his or her qualifications for serving as a director of RealNetworks. The Committee and RealNetworks’ Chief Executive Officer will interview and evaluate candidates that meet the criteria for serving as directors, and the Committee will recommend to the full Board the nominees that best suit the Board’s needs.
      Qualifications required of individuals who are considered as board nominees will vary according to the particular areas of expertise being sought as a complement to RealNetworks’ existing board composition at the time of any vacancy. All directors should possess the background, skills, expertise, and commitment necessary to make a significant contribution to RealNetworks. Relevant qualifications for RealNetworks’ directors include: (1) exemplary personal and professional ethics and integrity; (2) the ability to engage in objective, fair and forthright deliberations; (3) operating experience at a policy-making level in business(es) relevant to RealNetworks’ current and future plans; (4) independent judgment; (5) adequate time and personal commitment to provide guidance and insight to management; (6) a commitment to provide long term value to RealNetworks’ shareholders; (7) sophisticated business skills to enable rigorous and creative analysis of complex issues; and (8) understanding and experience in relevant markets, technology, operations, finance or marketing in the context of an assessment of the perceived needs of the Board as determined from time to time.
      The Committee will evaluate potential nominees by reviewing qualifications and references, conducting interviews and reviewing such other information as committee members may deem relevant. RealNetworks has not employed consultants to assist in identifying or screening prospective directors in the past; however, the Nominating and Corporate Governance Committee may retain a search firm for this purpose in the future. Once the Nominating and Corporate Governance Committee has approved a candidate, the candidate will be referred to the full Board for review. The Board ultimately makes all nominations for directors to be considered and voted upon at RealNetworks’ annual meetings of shareholders.
Shareholder Nominations and Recommendations for Director Candidates

Shareholder Nominations for Director
      Shareholders who wish to nominate one or more candidates for election as directors at an annual meeting of shareholders must give notice of the proposal to nominate such candidate(s) in writing to the Corporate Secretary of RealNetworks not less than 120 days before the first anniversary of the date that RealNetworks’ proxy statement was released to shareholders in connection with the previous year’s annual meeting, or, if the date of the annual meeting at which the shareholder proposes to make such nomination is more than 30 days from the first anniversary of the date of the previous year’s annual meeting, then the shareholder must give notice with a reasonable time before RealNetworks begins to print and mail its proxy materials. The notice must satisfy certain requirements specified in RealNetworks’ Bylaws, a copy of which will be sent to any shareholder upon written request to the Corporate Secretary of RealNetworks. The Nominating and Corporate Governance Committee will evaluate shareholder nominees using the same standards it uses to evaluate other nominees.

Shareholder Recommendations for Director
      In addition to the general nomination rights of shareholders, the Nominating and Corporate Governance Committee of the Board of Directors (the “Committee”) will consider Board candidates recommended by qualified shareholders. Shareholders who wish to recommend candidates to serve on the Board of Directors must have continuously held at least 2% of RealNetworks’ outstanding securities for at least twelve (12) months prior to the date of the submission of the recommendation (a “Qualified Shareholder”).
      A Qualified Shareholder may recommend a Board candidate for evaluation by the Committee by delivering a written notice to the Committee subject to the requirements set forth below (the “Notice”). The Notice must be received by the Committee not less than 120 days before the first anniversary of the date that RealNetworks’ proxy statement was released to shareholders in connection with the previous year’s annual meeting. Where RealNetworks changes its annual meeting date by more than 30 days from year to year, the Notice must be received by the Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.
      Any Board candidate recommended by a shareholder must be independent of the recommending shareholder in all respects (e.g., free of material personal, professional, financial or business relationships from the proposing shareholder), as determined by the Committee or applicable law. Any Board candidate recommended by a shareholder must also qualify as an “independent director” under applicable Nasdaq rules.
      The Notice shall also contain or be accompanied by (i) proof of the required stock ownership (including the required holding period) of the proposing shareholder, (ii) a written statement that the Qualified Shareholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the Board candidate is proposed to be nominated, (iii) the name or names of each shareholder submitting the proposal, the name of the Board candidate, and the written consent of each such shareholder and the Board candidate to be publicly identified, (iv) the recommending shareholder’s business address and contact information, and (v) all other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended.
      With respect to the proposed Board candidate, the following information must be provided:

•	name, age, business and residence addresses;

•	principal occupation or employment;

•	number of shares of RealNetworks’ stock beneficially owned (if any);

•	a written resume of personal and professional experiences;

•	a statement from the recommending shareholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected;

•	all other information relating to the proposed Board candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder; and

•	information, documents or affidavits demonstrating to what extent the proposed Board candidate meets the required minimum criteria established by the Committee, and the desirable qualities or skills, described in this Policy.
      The Notice must also include a written statement that the recommending shareholder and the proposed Board candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation as well as the signature of each proposed Board candidate and of each shareholder submitting the recommendation.
      The Notice must be delivered in writing, by registered or certified, first-class mail, postage prepaid, to Chair, Nominating and Corporate Governance Committee, RealNetworks, Inc., c/o Corporate Secretary, 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121.
Continuing Directors — Not Standing for Election This Year
      The following individuals are Class 1 directors:
      Eric A. Benhamou has been a director of RealNetworks since October 2003. Mr. Benhamou has served as chairman and chief executive officer of Benhamou Global Ventures, LLC, a venture capital company, since November 2003. Mr. Benhamou also serves as Chairman of the Boards of Directors of 3Com Corporation, Palm, Inc. and Cypress Semiconductor Corporation. He served as Chief Executive Officer of 3Com from 1990 until the end of 2000 and as Chief Executive Officer of Palm, Inc. from October 2001 to October 2003. Mr. Benhamou serves on the boards of Silicon Valley Bancshares and several privately held companies, and is a director of the New America Foundation, a Washington, D.C.-based think tank. Mr. Benhamou also serves on the executive committee of TechNet and of the Computer Science and Telecommunications Board. Mr. Benhamou holds a Master of Science degree from Stanford University School of Engineering and a Diplôme d’Ingénieur from Ecole Nationale Supérieure d’Arts et Métiers, Paris, France. Age 50.
      Edward Bleier has been a director of RealNetworks since April 1999. Mr. Bleier serves as a director of CKX, Inc., a company engaged in the ownership, development and commercial utilization of entertainment content, and was appointed to the Board of Directors of Blockbuster Inc., a provider of in-home movie and game entertainment, in May 2005. Mr. Bleier is retired from Warner Bros. where he served as President of Pay-TV, Cable and Networks Features. Mr. Bleier serves on the Advisory Board of Drakontas LLC, a security technology company, is Chairman Emeritus of the Center for Communication and the Academy of the Arts Guild Hall, serves as a trustee of the Charles A. Dana Foundation and is a member of the Council on Foreign Relations. In 2003, Mr. Bleier published the New York Times’ bestseller “The Thanksgiving Ceremony.” Mr. Bleier holds a Bachelor of Science Degree from Syracuse University and served in the U.S. Army, specializing in public information. Age 76.

      Kalpana Raina has been a director of RealNetworks since December 2001. Ms. Raina serves as an Executive Vice President at The Bank of New York, a financial holding company, where she is currently in charge of European Country Management and Corporate Banking. Prior to her appointment as Executive Vice President in 1998, Ms. Raina served as Senior Vice President from 1995 to 1998, as Vice President from 1992 to 1995, as Assistant Vice President from 1989 to 1992 and as Assistant Treasurer from 1988 to 1989. Prior to joining The Bank of New York, Ms. Raina was employed in the Media Division of Manufacturers Hanover Trust Company. Ms. Raina serves on the Board of ADITI: Foundation for the Arts in New York City. Ms. Raina holds a B.A. Honors degree from Panjab University, India and an M.A. degree in English Literature from McMaster University. Age 50.
      The following individuals are Class 2 directors:
      Jonathan D. Klein has been a director of RealNetworks since January 2003. Mr. Klein is a co-founder of Getty Images, Inc., a provider of imagery and related products and services, where he has served as Chief Executive Officer and a director since 1998. Mr. Klein served as Chief Executive Officer and as a director of Getty Communications Limited, the predecessor to Getty Images, Inc., from 1996 to 1998. From 1995 to 1996, Mr. Klein served as the Joint Chairman of Getty Communications Limited. Prior to founding Getty Images, Mr. Klein served as a director of London-based investment bank Hambros Bank Limited, where he led the bank’s media industry group. Mr. Klein also serves on the boards of Getty Investments L.L.C., The Global Business Coalition on HIV/ AIDS and A Contemporary Theatre in Seattle, Washington. Mr. Klein holds a Master’s Degree from Cambridge University. Age 45.
      James W. Breyer has been a director of RealNetworks since October 1995. Mr. Breyer has served as a General Partner of Accel Partners in Palo Alto, California since 1990. At Accel Partners, Mr. Breyer has sponsored investments in over 25 companies that have completed public offerings or mergers. Mr. Breyer is currently a director of Wal-Mart Stores, Inc. and several private companies. Mr. Breyer holds a B.S. from Stanford University and an M.B.A. from Harvard University, where he was named a Baker Scholar. Age 44.
Meetings of the Board
      The Board meets on a regularly scheduled basis during the year to review significant developments affecting RealNetworks and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The Board of Directors met ten times during RealNetworks’ fiscal year ended December 31, 2005 and took action by unanimous written consent on one other occasion. No incumbent member attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which he or she was a member during that fiscal year.
Committees of the Board
      Committees of the Board consist of an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategic Transactions Committee. All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are “independent” as defined in the rules of the National Association of Securities Dealers, Inc.
      Audit Committee. The Audit Committee, currently composed of Messrs. Benhamou, Jaech, Klein and Ms. Raina, reviews RealNetworks’ internal accounting procedures and consults with and reviews the services provided by its independent auditors. The Board has designated Mr. Klein as the Audit Committee Financial Expert, as defined by Item 401(h) of Regulation S-K of the Securities Act of 1933. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met six times during the fiscal year ended December 31, 2005.
      Compensation Committee. The Compensation Committee, currently composed of Messrs. Bleier, Breyer and Jaech, reviews and recommends to the Board the compensation and benefits to be provided to the executive officers of RealNetworks and reviews general policy matters relating to employee compensation and benefits. The Board of Directors has adopted a written charter for the Compensation Committee. The

Compensation Committee met eight times during the fiscal year ended December 31, 2005 and took action by unanimous written consent on seven other occasions.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is currently composed of Messrs. Bleier and Breyer and Ms. Raina. The Nominating and Corporate Governance Committee searches for and recommends to the Board potential nominees for Board positions, makes recommendations to the Board regarding size and composition of the Board, and develops and recommends to the Board the governance principles applicable to RealNetworks. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met three times during the fiscal year ended December 31, 2005.
      The Company’s Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter, each as adopted by the Board of Directors, are posted on our website at www.realnetworks.com/company/investor under the caption “Corporate Governance.”
      Strategic Transactions Committee. The approval of the Strategic Transactions Committee, which is currently composed of Messrs. Glaser, Breyer and Jaech, is required before the Board of Directors may:

•	adopt a plan of merger,

•	authorize the sale, lease, exchange or mortgage of (A) assets representing more than 50% of the book value of RealNetworks’ assets prior to the transaction or (B) any other asset or assets on which the long-term business strategy of RealNetworks is substantially dependent,

•	authorize RealNetworks’ voluntary dissolution, or

•	take any action that has the effect of the foregoing clauses.
      The Strategic Transactions Committee met one time during the fiscal year ended December 31, 2005.
Compensation of Directors
      Each director who is not an employee of RealNetworks (an “Outside Director”) is paid $5,000 per quarter for his or her services as a director. Outside Directors are also paid (i) $1,000 for participation in each meeting of the Board, (ii) $1,000 for participation in each meeting of a Board committee, and (iii) $3,000 per quarter for serving as chairperson of the Audit Committee, $1,500 per quarter for serving as chairperson of the Compensation Committee and $750 per quarter for serving as chairperson of the Nominating and Corporate Governance Committee. Directors are also reimbursed for their reasonable expenses incurred in attending Board of Directors or Committee meetings.
      Outside Directors also receive stock options under the RealNetworks, Inc. 2005 Stock Incentive Plan (the “2005 Plan”). On the date an Outside Director is first appointed or elected to serve on the Board, he or she will be granted nonqualified stock options to purchase 45,000 shares of RealNetworks Common Stock that will become fully vested on the first anniversary of the grant date. Each Outside Director will also be granted nonqualified stock options to purchase 45,000 shares of RealNetworks Common Stock three business days following the date of each annual meeting of shareholders, provided that each such Outside Director has served on the Board for the preceding twelve months. These options will become fully vested on the first anniversary of the grant date.
      Each option granted under the 2005 Plan has a maximum term of seven years and an exercise price equal to the fair market value of the shares subject to the option on the date of grant. If an optionee’s service on the Board of Directors is terminated due to his or her death, his or her outstanding options will immediately vest in full.
      On October 12, 2005, Messrs. Benhamou, Bleier, Breyer, Jaech, Klein and Ms. Raina were each granted an option to purchase 45,000 shares of Common Stock at an exercise price of $7.33 per share, and 100% of the shares subject to such options will vest on June 30, 2006.

Policy Regarding Director Attendance at Annual Meetings of the Shareholders
      It is the policy of RealNetworks that at least one member of its Board of Directors will attend each annual meeting of shareholders, and all directors are encouraged to attend such meetings. RealNetworks will reimburse directors for reasonable expenses incurred in attending annual meetings of shareholders.
      Two directors attended the annual meeting of shareholders held on June 9, 2005.
Code of Business Conduct and Ethics
      RealNetworks has adopted a Code of Business Conduct and Ethics that applies to all of RealNetworks’ employees, officers and directors. RealNetworks’ Code of Business Conduct and Ethics is publicly available on its website (www.realnetworks.com/company/investor), or can be obtained without charge by written request to RealNetworks’ Corporate Secretary at the address of RealNetworks’ principal executive office. If RealNetworks makes any substantive amendments to this Code of Business Conduct and Ethics, or if the Audit Committee grants any waiver, including any implicit waiver, from a provision of this Code of Business Conduct and Ethics to RealNetworks’ principal executive officer, principal financial officer, principal accounting officer or other persons serving in a similar capacity, RealNetworks will disclose the nature of such amendment or waiver, the name of the person to whom the waiver was granted and the date of the waiver in a report on Form 8-K.
Contractual Arrangements
      Under a voting agreement (the “Voting Agreement”) entered into in September 1997 among RealNetworks, Accel IV, L.P. (“Accel IV”), Mitchell Kapor, Bruce Jacobsen and Robert Glaser, each of Accel IV and Messrs. Jacobsen and Kapor have agreed to vote all shares of stock of RealNetworks owned by them to elect Mr. Glaser to the Board of Directors of RealNetworks in each election in which he is a nominee. The obligations under the Voting Agreement terminate with respect to shares transferred by the parties to the Voting Agreement when such shares are transferred. The Voting Agreement terminates on the death of Mr. Glaser.
      Pursuant to the terms of an agreement entered into in September 1997 among RealNetworks and Mr. Glaser, RealNetworks has agreed to use its best efforts to nominate, elect and not remove Mr. Glaser from the Board of Directors so long as Mr. Glaser owns a specified number of shares of Common Stock.
VOTING SECURITIES AND PRINCIPAL HOLDERS
Ownership Information
      The following table sets forth, as of April 10, 2006, information regarding beneficial ownership of the Common Stock by (a) each person known to RealNetworks to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) each director, (c) the Chief Executive Officer and RealNetworks’ four most highly compensated executive officers other than the Chief Executive Officer for the fiscal year ended December 31, 2005, and Richard Wolpert, who would have been among the four most highly compensated executive officers but was not serving as an executive officer of RealNetworks on December 31, 2005, and (d) all of RealNetworks’ executive officers and directors as a group. The individuals referred to in

(c) above are referred to throughout this Proxy Statement as the Named Executive Officers. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

	Number of
	Shares of
	Common Stock	Percentage of
	Beneficially	Common Stock
Name and Address of Beneficial Owner	Owned(1)	Outstanding

Robert Glaser(2)	53,395,039	33.6%
c/o RealNetworks, Inc.
2601 Elliott Avenue
Suite 1000
Seattle, WA 98121
Entities deemed to be affiliated with AXA Financial, Inc.(3)	22,573,135	14.2
1290 Avenue of the Americas
New York, NY 10104
Eric A. Benhamou(4)	87,920	*
Edward Bleier(5)	335,000	*
James W. Breyer(6)	694,454	*
Jeremy Jaech(7)	103,340	*
Jonathan D. Klein(8)	108,830	*
Kalpana Raina(9)	137,343	*
Savino Ferrales(10)	80,000	*
Robert Kimball(11)	462,820
Daniel C. Sheeran(12)	246,500	*
Carla Stratfold(13)	288,886	*
Richard Wolpert	0	*
All directors and executive officers as a group (15 persons)(14)	56,183,059	34.8%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the “SEC”) and includes shares over which the beneficial owner exercises voting or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of April 10, 2006 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, RealNetworks believes, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes 1,924,545 shares of Common Stock owned by the Glaser Progress Foundation. Mr. Glaser disclaims beneficial ownership of these shares. Also includes 62,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 10, 2006.

(3)	Pursuant to a Schedule 13G/ A filed with the Securities and Exchange Commission on February 14, 2006, AXA Financial, Inc. reported that as of December 31, 2005, it and certain related entities beneficially owned an aggregate of 22,573,135 shares of Common Stock and that its address is 1290 Avenue of the Americas, New York, NY 10104.

(4)	Includes 55,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 10, 2006.

(5)	Includes 325,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 10, 2006.

(6)	Includes 345,217 shares of Common Stock owned by the James W. Breyer and Susan Breyer Trust UA October 4, 1995. Also includes 265,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 10, 2006.

(7)	Includes 100,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 10, 2006.

(8)	Includes 100,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 10, 2006.

(9)	Includes 135,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 10, 2006.

(10)	Includes 80,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 10, 2006.

(11)	Includes 461,450 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 10, 2006.

(12)	Includes 246,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 10, 2006.

(13)	Includes 281,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 10, 2006.

(14)	Includes an aggregate of 2,353,485 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 10, 2006.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires RealNetworks’ executive officers, directors, and persons who own more than ten percent of a registered class of RealNetworks’ equity securities to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish RealNetworks with copies of all such reports they file. Specific due dates have been established by the SEC, and RealNetworks is required to disclose in this Proxy Statement any failure to file by those dates.
      Based solely on its review of the copies of such reports received by RealNetworks, and on written representations by the executive officers and directors of RealNetworks regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, RealNetworks believes that, with respect to its fiscal year ended December 31, 2005, all of the executive officers and directors of RealNetworks, and all of the persons known to RealNetworks to own more than ten percent of the Common Stock, complied with all such reporting requirements.
Compensation Committee Interlocks and Insider Participation
      During the fiscal year ended December 31, 2005, RealNetworks’ Compensation Committee was composed of Messrs. Bleier, Breyer and Jaech. No executive officer of RealNetworks served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of RealNetworks’ Board of Directors or Compensation Committee. In addition, no interlocking relationship existed between any member of RealNetworks’ Compensation Committee and any member of the compensation committee of any other company.
Change-in-Control Arrangements
      RealNetworks 2005 Stock Incentive Plan. The Compensation Committee of the Board of Directors may determine at the time an award is granted under the 2005 Stock Incentive Plan (the “2005 Plan”) that, upon a “Change of Control” of RealNetworks (as that term may be defined in the agreement evidencing an award), (a) options and stock appreciation rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable or may be cancelled and terminated without payment therefor if the fair market value of one share of RealNetworks’ Common Stock as of the date of the Change of Control is less than the per share option exercise price or stock appreciation right grant price, (b) restrictions and deferral limitations on restricted stock awards lapse and the restricted stock becomes free of all restrictions and limitations and becomes fully vested, (c) performance awards shall be considered to be earned and payable (either in full or pro rata based on the portion of performance period completed as of the date of the Change of Control), and any deferral or other restriction shall lapse and such performance awards shall be immediately settled or distributed, (d) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards shall lapse, and such other stock unit awards or such other awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant, and (e) such other additional benefits as the Compensation Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the agreement evidencing such award.
      For purposes of the 2005 Plan, a “Change of Control” shall mean an event described in an agreement evidencing an award or such other event as determined in the sole discretion of the Board. The Compensation Committee may determine that, upon the occurrence of a Change of Control of RealNetworks, each option and stock appreciation right outstanding shall terminate within a specified number of days after notice to the participant, and/or that each participant shall receive, with respect to each share of Common Stock subject to such option or stock appreciation right, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such Change of Control over the exercise price per share of such option and/or stock appreciation right; such amount to be payable in cash, in one or more kinds of stock or property, or in a combination thereof, as the Compensation Committee, in its discretion, shall determine.
      If in the event of a Change of Control the successor company assumes or substitutes for an option, stock appreciation right, share of restricted stock or other stock unit award, then such outstanding option, stock appreciation right, share of restricted stock or other stock unit award shall not be accelerated as described above. An option, stock appreciation right, share of restricted stock or other stock unit award shall be considered assumed or substituted for if following the Change of Control the award confers the right to purchase or receive, for each share subject to the option, stock appreciation right, restricted stock award or other stock unit award immediately prior to the Change of Control, the consideration received in the transaction constituting a Change of Control by holders of shares for each share held on the effective date of such transaction; provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Compensation Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an option, stock appreciation right, restricted stock award or other stock unit award, for each share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares in the transaction constituting a Change of Control. Notwithstanding the foregoing, on such terms and conditions as may be set forth in the agreement evidencing an award, in the event of a termination of a participant’s employment in such successor company within a specified time period following such Change in Control, each award held by such participant at the time of the Change in Control shall be accelerated as described above.
      RealNetworks 1995 Stock Option Plan, 1996 Stock Option Plan, 2000 Stock Option Plan and 2002 Director Stock Option Plan. Under RealNetworks’ 1995 Stock Option Plan, 1996 Stock Option Plan, 2000 Stock Option Plan and 2002 Director Stock Option Plan, as any of such plans have been amended and restated (the “Plans”), each outstanding option issued under the Plans will become exercisable in full in respect of the aggregate number of shares covered thereby, notwithstanding any contrary vesting schedule in the option agreement evidencing the option (except to the extent the option agreement expressly provides otherwise), in the event of:

•	any merger, consolidation or binding share exchange pursuant to which shares of Common Stock are changed or converted into or exchanged for cash, securities or other property, other than any such transaction in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction the same proportionate ownership of the common stock of, and the same voting power with respect to, the surviving corporation;

•	any merger, consolidation or binding share exchange in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction less than a majority of the combined voting power of the outstanding capital stock of RealNetworks ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors;

•	any liquidation or dissolution of RealNetworks;

•	any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of RealNetworks; or

•	any transaction (or series of related transactions), consummated without the approval or recommendation of the Board of Directors, in which (i) any person, corporation or other entity (excluding RealNetworks and any employee benefit plan sponsored by RealNetworks) purchases any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, or (ii) any person, corporation or other entity (excluding RealNetworks and any employee benefit plan sponsored by RealNetworks) becomes the direct or indirect beneficial owner of securities of RealNetworks representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of RealNetworks ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.
Employment Contracts and Termination of Employment Arrangements
      Robert Glaser. Pursuant to an Agreement dated February 1, 2006 between RealNetworks and Robert Glaser (the “Glaser Agreement”), Mr. Glaser was awarded a cash bonus in the aggregate amount of $2.9 million, of which $1.45 million was paid in February 2006, and $725,000 will be paid in each of July 2006 and January 2007. If Mr. Glaser voluntarily terminates his employment with RealNetworks or is involuntarily terminated by RealNetworks for Cause (as defined in the Glaser Agreement) prior to January 2007, he will not be eligible to receive cash payments under the Glaser Agreement that are due after the date he ceases to be employed by RealNetworks. In the case of death or disability, Mr. Glaser or his heirs will receive all remaining payments under the Glaser Agreement within 30 days.
      Savino Ferrales. Pursuant to his 2004 employment offer letter, Mr. Ferrales has agreed to provide RealNetworks four months notice prior to terminating his employment within the first two years of his employment. In the event that RealNetworks terminates the employment of Mr. Ferrales without Cause (as defined in the employment offer letter) within the first two years of his employment, RealNetworks will provide Mr. Ferrales with four months notice or pay of his then-current base salary in lieu of notice through any remaining portion of the notice period. Any such payments shall be subject to and conditioned upon Mr. Ferrales signing a general and complete release of all claims against RealNetworks.
      Robert Kimball. Pursuant to an Agreement dated November 30, 2005 between RealNetworks and Robert Kimball (the “Kimball Agreement”), Mr. Kimball was awarded a cash bonus in the aggregate amount of $3.25 million, of which $1.0 million was paid in November 2005, and $375,000 will be paid every six months thereafter through November 2008. If Mr. Kimball voluntarily terminates his employment with RealNetworks or is involuntarily terminated by RealNetworks for Cause (as defined in the Kimball Agreement) prior to November 2008, he will not be eligible to receive cash payments under the Kimball Agreement that are due after the date he ceases to be employed by RealNetworks. In the case of death or disability, Mr. Kimball or his heirs will receive all remaining payments under the Kimball Agreement within 30 days.
      Daniel Sheeran. Pursuant to an Agreement dated November 30, 2005 between RealNetworks and Daniel Sheeran (the “Sheeran Agreement”), Mr. Sheeran was awarded a cash bonus in the aggregate amount of $200,000, of which $70,000 was paid in November 2005 and $65,000 will be paid in each of May 2006 and November 2006. If Mr. Sheeran voluntarily terminates his employment with RealNetworks or is involuntarily terminated by RealNetworks for Cause (as defined in the Sheeran Agreement) prior to November 2006, he will not be eligible to receive cash payments under the Sheeran Agreement that are due after the date he ceases to be employed by RealNetworks. In the case of death or disability, Mr. Sheeran or his heirs will receive all remaining payments under the Sheeran Agreement within 30 days.

COMPENSATION AND BENEFITS
Executive Officer Compensation
      Compensation Summary. The following table sets forth information regarding compensation earned during RealNetworks’ fiscal year ended December 31, 2005, and during the preceding two fiscal years, by the Named Executive Officers.
Summary Compensation Table

						Long-Term
						Compensation

		Annual Compensation				Securities
	Fiscal					Underlying	All Other
Name and Principal Position	Year	Salary		Bonus		Stock Options	Compensation

Robert Glaser	2005	$400,000		$386,000	(1)(2)	500,000	$32,388	(3)
Chairman of the Board and	2004	215,770		100,000		0	34,714	(3)
Chief Executive Officer	2003	200,000		0		0	37,451	(3)

Savino R. Ferrales	2005	240,000		112,480	(4)	0	153,742	(5)
Senior Vice President,	2004	173,692	(6)	86,000	(7)	200,000	25,450	(8)
Human Resources	2003	0		0		0	0

Robert Kimball	2005	250,000		1,072,375	(9)(2)	50,000	180	(10)
Senior Vice President, Legal and	2004	225,000	(11)	101,000	(12)	0	162	(10)
Business Affairs, General Counsel	2003	197,436		43,940	(13)	150,000	120	(10)
and Corporate Secretary

Daniel C. Sheeran	2005	260,000		164,403	(14)(2)	200,000	234	(10)
Senior Vice President,	2004	225,000		93,743	(15)	0	162	(10)
Music and Video	2003	199,001		32,790	(16)	150,000	108	(10)

Carla Stratfold	2005	230,000		143,502	(17)	20,000	432	(18)
Senior Vice President,	2004	230,000		100,822	(19)	0	166	(10)
North American Sales	2003	210,000		166,815	(20)	100,000	7,356	(21)

Richard Wolpert(22)	2005	232,267		149,500	(2)	0	5,142	(23)
Former Chief Strategy Officer	2004	330,000		84,150	(24)	350,000	1,356	(25)
	2003	278,675		39,600	(26)	0	164	(10)

(1)	Represents incentive compensation in the amount of $386,000 earned in 2005 and paid in 2006.

(2)	In 2005, RealNetworks entered into agreements with Microsoft valued at $761 million to RealNetworks in connection with the settlement of antitrust litigation and agreements relating to digital music and games. In recognition of their efforts and leadership in resolving the antitrust litigation and establishing a collaborative relationship with Microsoft, Messrs. Glaser, Kimball, Sheeran and Wolpert were awarded special cash bonuses in the amount of $2,900,000, $3,250,000, $200,000 and $250,000, respectively, portions of which are subject to deferred payment schedules ranging from one to three years and conditioned upon continued employment with RealNetworks. Amounts shown for each of Messrs. Kimball, Sheeran and Wolpert include bonus payments made in 2005 in the amount of $1,000,000, $70,000 and $100,000, respectively. The remaining portions of these special bonuses are scheduled to be paid as follows: Mr. Glaser has been paid or is scheduled to be paid $2,175,000 in 2006 and $725,000 in 2007; Mr. Kimball is scheduled to be paid $750,000 in each of 2006, 2007 and 2008; Mr. Sheeran is scheduled to be paid $130,000 in 2006; and Mr. Wolpert has been paid $150,000 in 2006.

(3)	Amounts shown for Mr. Glaser for 2003, 2004 and 2005 represent costs associated with the occupancy of office space in the Company’s headquarters by the Glaser Progress Foundation, a charitable foundation of which Mr. Glaser is Trustee, and Mr. Glaser’s personal assistant in the aggregate amount of $37,331, $34,552 and $32,028, respectively, and premiums paid by RealNetworks for term life insurance for the benefit of Mr. Glaser in the amount of $120 for 2003, $162 for 2004 and $360 for 2005.

(4)	Includes incentive compensation in the amount of $33,480 earned in 2005 and paid in 2006 and a relocation bonus in the amount of $40,000.

(5)	Represents a premium in the amount of $216 paid by RealNetworks for term life insurance for the benefit of Mr. Ferrales, 401(k) matching contributions of $1,935 under RealNetworks’ 401(k) plan, reimbursed relocation expenses in the amount of $104,633 and temporary housing expenses of $46,958.

(6)	Represents base salary earned by Mr. Ferrales after he commenced employment with RealNetworks on April 12, 2004.

(7)	Represents incentive compensation in the amount of $36,000 earned in 2004 and paid in 2005, a signing bonus of $30,000 and a relocation bonus in the amount of $20,000.

(8)	Represents a premium in the amount of $115 paid by RealNetworks for term life insurance for the benefit of Mr. Ferrales and temporary housing expenses of $25,335.

(9)	Includes incentive compensation in the amount of $34,875 earned in 2005 and paid in 2006.

(10)	Represents a premium paid by RealNetworks for term life insurance for the benefit of the Named Executive Officer.

(11)	Includes salary in the amount of $25,000 earned in 2004 and paid in 2005.

(12)	Includes incentive compensation in the amount of $80,000 earned in 2004 and paid in 2005.

(13)	Includes incentive compensation in the amount of $30,000 earned in 2003 and paid in 2004.

(14)	Includes incentive compensation in the amount of $39,990 earned in 2005 and paid in 2006, and sales commissions in the amount of $35,663 earned and paid in 2005.

(15)	Includes incentive compensation in the amount of $18,750 earned in 2004 and paid in 2005, and sales commissions earned in 2004 in the amount of $61,868, of which $39,993 was paid in 2005.

(16)	Includes incentive compensation in the amount of $22,425 earned in 2003 and paid in 2004.

(17)	Includes incentive compensation in the amount of $18,833 earned in 2005 and paid in 2006, and sales commissions earned in 2005 in the amount of $104,419, of which $30,375 was paid in 2006.

(18)	Represents a premium in the amount of $207 paid by RealNetworks for term life insurance for the benefit of Ms. Stratfold and 401(k) matching contributions of $225 under RealNetworks’ 401(k) plan.

(19)	Includes incentive compensation in the amount of $20,250 earned in 2004 and paid in 2005, and sales commissions earned in 2004 in the amount of $70,447, of which $47,250 was paid in 2005.

(20)	Represents incentive compensation in the amount of $8,625 earned in 2003 and paid in 2004, sales commissions in the amount of $12,520 earned in 2003 and paid in 2004, sales commissions in the amount of $70,670 earned and paid in 2003 and a relocation bonus in the amount of $75,000 paid in 2003.

(21)	Represents reimbursed relocation expenses in the amount of $7,230 and a premium in the amount of $126 paid by RealNetworks for term life insurance for the benefit of Ms. Stratfold.

(22)	Mr. Wolpert resigned as an executive officer of RealNetworks effective September 20, 2005, and remains employed by RealNetworks in a non-officer role.

(23)	Represents 401(k) matching contributions of $4,845 under RealNetworks’ 401(k) plan and a premium in the amount of $297 paid by RealNetworks for term life insurance for the benefit of Mr. Wolpert.

(24)	Includes incentive compensation in the amount of $49,500 earned in 2004 and paid in 2005.

(25)	Represents a premium in the amount of $238 paid by RealNetworks for term life insurance for the benefit of Mr. Wolpert and gifts valued at $1,118.

(26)	Represents incentive compensation in the amount of $39,600 earned in 2003 and paid in 2004.

      Option Grants. The following table shows information concerning stock options granted to the Named Executive Officers during RealNetworks’ fiscal year ended December 31, 2005.
Option Grants in 2005

	Individual Grants
					Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rates
	Securities	Total Options			of Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(2)
	Options	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year(1)	($ per share)	Date	5%	10%

Robert Glaser	500,000	4.8%	8.00	11/04/12	$1,628,402	$3,794,868
Savino Ferrales	—	—	—	—	—	—
Robert Kimball	50,000	0.5%	5.84	01/18/25	482,763	1,672,430
Daniel Sheeran	20,000	0.2%	6.22	04/21/25	205,670	712,501
Daniel Sheeran	80,000	0.8%	4.86	07/21/12	158,281	368,861
Daniel Sheeran	100,000	1.0%	8.00	11/04/12	325,680	758,974
Carla Stratfold	20,000	0.2%	5.84	01/18/25	193,105	668,972
Richard Wolpert	—	—	—	—	—	—

(1)	Based on an aggregate of 10,363,450 shares underlying options granted to RealNetworks employees during fiscal year 2005.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by the Securities and Exchange Commission. None of the assumed rates of stock price appreciation represent the Company’s estimate or projection of the future price of the Common Stock.
      Option Exercises. The following table shows information concerning stock options exercised by the Named Executive Officers during RealNetworks’ fiscal year ended December 31, 2005, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised in-the-money options held by the Named Executive Officers at the end of that fiscal year.
Aggregated Option Exercises in Fiscal Year 2005 and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised Options		In-the-Money Options
	Shares	Value	at Fiscal Year End(#)		at Fiscal Year-End($)(1)
	Acquired on	Realized
Name	Exercise(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert Glaser	—	$—	—	500,000	$—	$—
Savino Ferrales	—	—	60,000	140,000	61,200	142,800
Robert Kimball	—	—	430,305	136,145	665,055	415,484
Daniel Sheeran	—	—	192,000	308,000	445,180	512,620
Carla Stratfold	—	—	246,500	98,500	229,680	172,720
Richard Wolpert	129,967	347,149	230,196	339,837	137,406	605,976

(1)	Based on a value of $7.76 per share, the market price per share on December 30, 2005 (the last business day of fiscal year 2005), minus the per share exercise price, multiplied by the number of shares underlying the option.

Report of the Compensation Committee of the Board of Directors

Compensation Philosophy
      The Compensation Committee of the Board of Directors consists of three non-employee directors, Edward Bleier, James W. Breyer and Jeremy Jaech. The Compensation Committee works with management to establish the general compensation policies and programs for RealNetworks’ executive officers, including the determination of salaries, the establishment of bonus programs and the granting of stock options. In establishing executive compensation, the Compensation Committee is guided by the following principles:

•	the total compensation for executive officers should be sufficiently competitive with the compensation paid by high-growth companies in the software and other relevant industries for officers in comparable positions so that RealNetworks can attract and retain qualified executives;

•	individual compensation should include components that reflect the financial performance of RealNetworks, the competitive compensation of the position and the performance of the individual;

•	each executive officer will have clear goals and accountability with regard to corporate performance; and

•	pay incentives should be aligned with the long-term interests of RealNetworks’ shareholders.
      RealNetworks’ executive compensation program is designed to align executive compensation with RealNetworks’ business objectives and the executive’s individual performance, and to enable RealNetworks to attract, retain and reward executive officers who contribute, and are expected to continue to contribute, to RealNetworks’ long-term success. The Compensation Committee believes that executive compensation should be designed to motivate executives to increase shareholder value, and further believes that executive officers can best increase shareholder value by conceiving, developing and positioning the best products and services in RealNetworks’ chosen markets.
      Each executive officer’s performance for the past fiscal year and objectives for the current year are reviewed, together with the executive officer’s responsibility level and RealNetworks’ fiscal performance versus objectives for the past fiscal year and potential performance targets for the current year. When salaries, variable compensation and stock option awards are established for executive officers, the following criteria are considered:

•	RealNetworks’ and individual’s performance during the past year and recent quarters relative to budgeted targets;

•	with respect to executive officers whose primary responsibilities are in the area of sales, the achievement of their own and their business units’ sales revenue goals relative to their budgeted targets, and RealNetworks’ financial performance during the past year and recent quarters; and

•	the salaries of executive officers in similar positions of companies of comparable size in the same geographic region and other companies within the high technology industry.
      With respect to executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer are taken into consideration when executive compensation is determined. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.
      In the fiscal year ended December 31, 2005, the relationship between executive compensation and RealNetworks’ financial performance was primarily established through long-term incentives consisting of stock options. In addition, most executives had a component of their cash compensation tied to RealNetworks’ overall financial performance. Executives whose primary responsibilities are in the area of sales had a significant component of their cash compensation tied to their own and their business units’ performance against sales revenue goals. At the direction of the Compensation Committee, the Human Resources department of RealNetworks obtains executive compensation data from salary surveys that reflect a peer group of other high technology companies, including high technology companies of similar sizes that are located in the same geographic region, and considers this data in establishing employment offers to and compensation increases for executive officers.

Components of Compensation
      The executive compensation program is designed to create a strong linkage between total rewards and performance. This linkage is achieved through the establishment and maintenance of multiple compensation elements including base salary, performance bonuses, variable cash compensation and long-term incentives (equity). These elements are addressed separately.
      Quantitative methods or mathematical formulas are not used exclusively in setting any element of compensation. In determining each component of compensation, all elements of an executive officer’s total compensation package are considered, including insurance and other benefits.
      Base Salaries. The primary role of base salary is to provide a foundation that reflects the value of each job in the marketplace. Base salaries are determined for executive officers by reviewing the salaries for comparable positions in high-growth companies in RealNetworks’ industry and geographic region, other companies which compete for comparable talent, the historical and comparative compensation levels of RealNetworks’ executives, and the executive’s individual performance in the preceding year. Base salaries are adjusted from time to time to recognize various levels of responsibility, individual performance, market conditions and internal equity issues.
      At the direction of the Compensation Committee, RealNetworks’ Human Resources department obtains executive salary data directly from national and regional executive compensation surveys. Further, the Compensation Committee may also utilize the services of a consulting firm to provide additional relevant salary information when appropriate.
      In 2005, salary increases were awarded to certain executive officers of RealNetworks in connection with performance, promotion, and/or the assumption of additional responsibilities.
      Variable Cash Compensation. In addition to base compensation, most executives receive some kind of sign-on or relocation bonus if they must relocate to be employed by RealNetworks, determined at the commencement of their employment with RealNetworks. These bonuses generally are paid in one or two installments over the course of the executive’s first year of employment and are not performance- or objective-based. In 2005, RealNetworks hired one executive officer and awarded him signing and relocation bonuses to encourage him to join the Company.
      RealNetworks has implemented a formal Executive Management-by-Objective program (the “MBO Program”) with direct financial incentives in the form of annual cash bonuses to promote the achievement of corporate and individual performance goals. This component is designed to provide rewards for short-term (quarterly to annual) tactical results. It is not automatic and is dependent on the achievement of identified goals and objectives. In 2005, the target MBO payment for most executives was approximately 30% of his or her annual base salary, and the target MBO payment for the Company’s Executive Vice President, Worldwide Business Products and Services and International Operations was 100% of his annual base salary. Notwithstanding individual executives’ performance, the Compensation Committee may in its discretion decline to distribute MBO payments if it determines that other factors do not warrant the payment of bonuses.
      The Chief Executive Officer, General Counsel and Chief Financial Officer of RealNetworks are not eligible to participate in the MBO Program. The Compensation Committee has established separate incentive compensation programs for the Chief Executive Officer, the Chief Financial Officer and the General Counsel. In 2005, the Chief Financial Officer and General Counsel were eligible to earn a target of 30% of their respective base salaries, which amounts were determined by the Chief Executive Officer and the Compensation Committee based on individual performance relative to business goals not directly related to RealNetworks’ reported financial results. RealNetworks’ Chief Executive Officer, Mr. Glaser, is eligible to earn an annual cash bonus of up to 100% of base salary based on the achievement of certain financial and operating goals as determined by the Compensation Committee.

      The other component of the variable cash compensation program relates to executives whose primary area of responsibility is sales. The compensation of these executives generally also includes a commission component. In 2005, RealNetworks assigned a certain percentage of its sales executives’ commission targets to the MBO Program based on RealNetworks’ overall performance against certain business objectives. Under the MBO Program, these executives have a smaller target bonus and maximum bonus payout potential than other MBO Program participants because a significant portion of the compensation for these executives is determined on a commission basis.
      In 2005, RealNetworks entered into agreements with Microsoft valued at $761 million to RealNetworks in connection with the settlement of antitrust litigation and agreements relating to digital music and games. The Compensation Committee awarded special cash bonuses to certain executive officers of RealNetworks, including Mr. Glaser, in recognition of their effort and leadership in resolving the antitrust litigation and establishing a collaborative relationship with Microsoft. Portions of the cash bonuses awarded to the Chief Executive Officer, General Counsel and Senior Vice President, Music & Video are subject to deferred payment schedules ranging from one to three years.
      Long-Term Incentives. In keeping with RealNetworks’ philosophy of providing a total compensation package that includes at-risk components of pay, long-term incentives consisting of stock option grants comprise a component of an executive’s total compensation package. These incentives are based on strategic rather than tactical determinations and are designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees. The Compensation Committee may utilize the services of a consulting firm, when appropriate, to provide market data in connection with the determination of executive stock option awards.
      When stock options are granted to executive officers, the executives’ levels of responsibility, experience and breadth of knowledge, individual performance criteria, previous stock option grants and compensation practices at similar companies in RealNetworks’ industry are considered in evaluating total compensation. The size of stock option grants is generally intended to reflect an executive’s position with RealNetworks and his or her contributions to RealNetworks, and as a result, the number of shares underlying stock option awards varies. Options generally have a four or five year vesting period to encourage key employees to continue in RealNetworks’ employ. In 2005, options to purchase a total of 800,000 shares were granted to a new executive officer and options to purchase a total of 770,000 shares were granted to existing executive officers.
      Because all of the above grants were made at option prices equal to the fair market value of the Common Stock on the dates of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. The use of stock options is intended to focus executives on the enhancement of shareholder value over the long-term and to encourage equity ownership in RealNetworks.

Other Executive Compensation
      Subject to certain restrictions, RealNetworks provides benefits to executive officers that are also available to other RealNetworks employees, including a 401(k) plan and matching program, an employee stock purchase plan that permits employees to purchase RealNetworks stock at a discount, a transportation subsidy, life insurance, medical and dental benefits, and a cafeteria plan.
      In 2005, the Compensation Committee approved a revised relocation arrangement for RealNetworks’ Senior Vice President, Human Resources, pursuant to which the Company has engaged a third party relocation firm to purchase his principal residence located in Austin, Texas. The Company will pay fees and expenses related to the relocation company’s purchase and sale of the residence.

Compensation of the Chief Executive Officer
      In fiscal year 2005, Mr. Glaser earned a base salary of $400,000, which is close to the median base salary earnings for chief executive officers of other high-growth companies in the high technology industry. Pursuant to a separate incentive compensation program established by the Compensation Committee for the Chief Executive Officer, Mr. Glaser earned a cash bonus of $386,000 in 2005. This bonus was based on Mr. Glaser’s achievement of certain financial and operating goals determined by the Compensation Committee. In addition, Mr. Glaser was awarded a special cash bonus in the amount of $2.9 million in connection with his leadership and efforts related to the settlement of the Microsoft antitrust litigation and the collaboration agreements with Microsoft. Of this bonus, Mr. Glaser received $1.45 million in February 2006 and will receive $725,000 in each of July 2006 and January 2007. The Compensation Committee also awarded stock options to Mr. Glaser for the purchase of 500,000 shares of RealNetworks Common Stock that will vest over four years. The options have an exercise price equal to the fair market value of RealNetworks Common Stock on the grant date. These are the first stock options awarded to Mr. Glaser since RealNetworks’ inception in 1994. Since 2002, the imputed costs associated with the occupancy of vacant office space in RealNetworks’ headquarters by the Glaser Progress Foundation, a charitable foundation of which Mr. Glaser is Trustee, and by Mr. Glaser’s personal assistant, have been reported as income to Mr. Glaser.

Ongoing Review
      The Compensation Committee evaluates RealNetworks’ compensation policies on an ongoing basis to determine whether they enable RealNetworks to attract, retain, and motivate key personnel. To meet these objectives, RealNetworks may from time to time increase cash compensation, grant additional stock option awards or provide other short- and long-term incentive compensation to executive officers, including Mr. Glaser. The Compensation Committee receives recommendations from the Chief Executive Officer and the Human Resources Department for compensation changes, if any. To establish the appropriate level of total compensation for each executive, the Compensation Committee reviews industry surveys compiled by RealNetworks’ Human Resources Department, engages independent compensation consultants from time to time, and relies on individual performance and potential and historic executive compensation.

Policy With Respect to the $1 Million Deduction Limit
      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the federal corporate income tax deduction for compensation paid to executive officers named in the summary compensation table in the proxy statement of a public company to $1 million, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. The Compensation Committee intends to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of RealNetworks. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that RealNetworks may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m); deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Conclusion
      The Compensation Committee believes these executive compensation policies and programs effectively serve the interests of shareholders and RealNetworks. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the overall future success of RealNetworks, thereby enhancing the value of RealNetworks for the shareholders’ benefit.

The Compensation Committee
of the Board of Directors

Edward Bleier
James W. Breyer
Jeremy Jaech

Comparative Performance Graph
      Set forth below is a graph comparing the cumulative total return to shareholders on RealNetworks’ Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S. & Foreign) and the Dow Jones US Technology Index for the period beginning on December 31, 2000 and ended on December 31, 2005.
Comparison of 5 Year Cumulative Total Return Among RealNetworks, Inc. Common Stock,
the Nasdaq Stock Market (U.S. & Foreign) and the Dow Jones US Technology Index

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2000	2001	2002	2003	2004	2005

RealNetworks, Inc.	$100	$68.37	$43.86	$65.73	$76.20	$89.32

Nasdaq Stock Market (U.S. & Foreign)	$100	$83.93	$63.03	$84.88	$87.28	$104.53

Dow Jones US Technology Index	$100	$71.66	$43.96	$66.40	$67.57	$69.80

      The total return on the Common Stock and each index assumes the value of each investment was $100 on December 31, 2000, and that all dividends were reinvested, although dividends have not been declared on the Common Stock. Return information is historical and not necessarily indicative of future performance.
PROPOSAL TWO — RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board has appointed the firm of KPMG LLP as the independent registered public accounting firm for RealNetworks’ fiscal year ending December 31, 2006, and the Board of Directors recommends that shareholders vote for the ratification of such appointment. Although ratification by shareholders is not required by law, RealNetworks has determined that it is desirable to request shareholder ratification of this appointment. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such change would be in the best interests of RealNetworks and its shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee may reconsider its selection.
      KPMG LLP has audited the accounts of RealNetworks since 1994. KPMG LLP performed audit services in connection with the examination of the consolidated financial statements of RealNetworks for its fiscal year ended December 31, 2005. In addition, KPMG LLP has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC.
Fees Billed By KPMG LLP During 2004 and 2005
      The following table presents fees for professional audit services rendered by KPMG LLP, an independent registered public accounting firm, for the audit of the Company’s annual financial statements for 2004 and 2005, and fees billed for other services rendered by KPMG LLP.

	2004	2005

Audit Fees(1)	$975,000	$1,085,616
Audit-Related Fees(2)	18,000	0
Tax Fees	0	0
All Other Fees	0	0

Total fees	$993,000	$1,085,616

(1)	Fee in connection with the audit of RealNetworks’ annual financial statements for the fiscal years ended December 31, 2004 and 2005, reviews of the financial statements included in RealNetworks’ quarterly reports on Form 10-Q during the 2004 and 2005 fiscal years and Sarbanes-Oxley Section 404 attestation services.

(2)	Audit-related fees in 2004 consisted principally of fees in connection with Sarbanes-Oxley 404 pre-attestation services.
Pre-Approval Policies and Procedures
      The Audit Committee approves in advance all audit and non-audit services to be performed by RealNetworks’ independent auditors. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with its pre-approval procedures, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by KMPG LLP for up to twelve (12) months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration. In 2004 and 2005, the Audit Committee approved all fees of KPMG LLP identified in the above table in accordance with SEC requirements.
Annual Independence Discussions
      The Audit Committee has determined that the provision by KPMG LLP of non-audit services to RealNetworks is compatible with KPMG LLP maintaining its independence.
      Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Report of the Audit Committee of the Board of Directors
      The following is the report of the Audit Committee with respect to RealNetworks’ audited financial statements, which include the consolidated balance sheets of RealNetworks as of December 31, 2004 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2005, and the notes thereto.

Review with Management
      The Audit Committee has reviewed and discussed RealNetworks’ audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm
      The Audit Committee has discussed with KPMG LLP, RealNetworks’ independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 which includes, among other items, matters related to the conduct of the audit of RealNetworks’ financial statements.
      The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from RealNetworks and its related entities) and has discussed with KPMG LLP its independence from RealNetworks.

Conclusion
      Based on the review and discussions referred to above, the Audit Committee recommended to RealNetworks’ Board of Directors that RealNetworks’ audited consolidated financial statements be included in RealNetworks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

The Audit Committee of the Board of Directors

Eric A. Benhamou
Jeremy Jaech
Jonathan D. Klein
Kalpana Raina

OTHER BUSINESS
      The Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect to those proxies in accordance with the judgment of the persons voting such proxies.
      The information contained above under the captions “Report of the Compensation Committee of the Board of Directors,” “Report of the Audit Committee of the Board of Directors” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that RealNetworks specifically incorporates it by reference into such filing.
      IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

Robert Kimball
Senior Vice President, Legal and Business Affairs,
General Counsel and Corporate Secretary
May 8, 2006
Seattle, Washington

A COPY OF REALNETWORKS’ ANNUAL REPORT ON FORM 10-K FOR THE 2005 FISCAL
YEAR, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS
AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO:
INVESTOR RELATIONS DEPARTMENT
REALNETWORKS, INC.
P.O. BOX 91123
SEATTLE, WASHINGTON 98111-9223

PROXY
PROXY FOR 2006 ANNUAL MEETING OF SHAREHOLDERS
RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of RealNetworks, Inc., a Washington corporation (the “Company”), hereby appoints Robert Glaser and Robert Kimball, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of common stock of the Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held June 5, 2006, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.
The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲
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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

WITHHELD
		FOR	FOR ALL
1.	Election of Directors Class 3 Director Nominees:	☐	☐
01	Robert Glaser
02	Jeremy Jaech

INSTRUCTION: To withhold authority to vote for any nominee, write that nominee’s name in the space below.

		FOR	AGAINST	ABSTAIN
2.	Ratification of KPMG LLP as independent registered public accounting firm.	☐	☐	☐

3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2, OR AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.
Please sign exactly as your name appears on this Voting Form. If shares are registered in more than one name, the signatures of all such persons are required. When shares are held by joint tenants, both should sign. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

Signature	Signature	Date

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Internet and telephone voting is available through 11:59 PM
Eastern Time the business day prior to annual meeting day.
RealNetworks, Inc. encourages you to vote via the Internet or by telephone.
Each is a cost effective method of voting and saves your Company money.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/rnwk
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
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OR

Mail
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If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the internet at: http://www.realnetworks.com/
company/investor/annual_reports.html